CONSULTANCY AGREEMENT

     This Agreement is made this 6th day of January 2004 by and between:

     1. Royal Capital Management, Inc. (Hereinafter refereed to Royal Capital"), a U.S. Corporation incorporated in the state of New Jersey, registered at 325 Flower Lane, Morganville, NJ 07751, in the person of President Yan Rusanov; and

     2. Y.Z. Business Consulting, Inc. (Hereinafter referred to "YZ), a U.S. corporation incorporated in the state of New Jersey, registered at 182 Myrtle Avenue, Mahwah, NJ 07430 in the person of President Yevsey Zilman.

     Now thereafter, the Parties have agreed as gollows:

     1. Subject of the Agreement

     1.1 Pursuant to the terms and conditions hereunder YZ shall refer to Royal Capital business consulting services on all aspects of organization and conducting of Royal Capital business.

     1.2 Royal Capital shall make available to YZ, on a confidential basis, all information, which may be required for YZ in order to perform its obligations hereunder in the most efficient manner.

     2.   Consulting Fee

     In consideration of the services, which are to be provided hereunder, and for so long as this Agreement remains in full force and effect YZ shall receive from Royal Capital consulting fees as per invoices, which shall be by YZ to Royal Capital hereunder.

     3.   Duration and Termination

     3.1 This Agreement shall come into force immedialty on the date of signing and shall continue in full force and effect until termination pursuant to Article 3.2 below.

     3.2  This Agreement may be terminated:

          (a) Forthwith by mutual agreement of both Parties

          (b) Forthwith by either party hereto by sending to the other partyy a 30-day termination notice, in which case the Agreement shall be deemed duly terminated upon the expiry of such notice period;

          (c) Forthwith upon liquidation of either party

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     3.3       If this Agreement is terminated for whatever reason, all
               consulting fees of YZ hereunder shall be due and payable upon the date of termination of this Agreement.

     4.   General

     4.1 Any information of financial, commercial or any other nature related to the fulfillment by the parties hereto of their obligations hereunder, shall be regarded confidential and shall be not disclosed by either Party in any way whatsoever to any other parties whatsoever without the prior consent of the other Parties.

     4.2 Neither of the Parties shall be liable for full or partial non-fulfillment of its obligations hereunder, if such is the result of the circumstances of force majeure.

     4.3 Any disputes and differences between the Parties, which may arise from fulfillment of their obligations hereunder, shall be resolved by means of negotiations.

     4.4 Any formal notices to be given hereunder shall be delivered by registered mail or facsimile to the Parties at the last known address.

     4.5 This Agreement shall be goverend by the applicable laws by the State of New Jersey.

     4.6 This Agreement is made in two original copies in English, one copy for each Party. Both texts shall have equal power.


SIGNATURE OF THE PARTIES

Royal Capital Managements Co., Inc.              Y.Z. Business Consulting., Inc.



/s/ Yan Rusanov                                  /s/ Yevsey Zilman
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President                                        President